SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 20, 2007

GREEN PLAINS RENEWABLE ENERGY, INC.
 (Exact name of registrant as specified in its charter)

Iowa
(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

4124 Airport Road, Shenandoah, Iowa	51601
(Address of principal executive offices)	(Zip code)

(712) 246-2932

 (Registrant’s telephone number, including area code)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Superior Loan Agreements

On October 16, 2006 the Company entered into a Commitment Letter for $51,600,000 with Farm Credit Services, FLCA.  The Commitment Letter was with Superior Ethanol, LLC, a wholly owned subsidiary of Green Plains Renewable Energy, Inc., to provide partial funding for the construction of our second ethanol plant which is being built near Superior, Iowa (the “Superior Plant”).

On March 21, 2007, Superior Ethanol, LLC entered into a Master Loan Agreement, Construction and Term Loan Supplement, Construction and Revolving Term Loan Supplement, Security Agreement, Administrative Agency Agreement and Real Estate Mortgage with Farm Credit Services of America, FLCA (individually and collectively, the “Loan Agreements”). A participating interest under the Loan Agreements was transferred to CoBank, ACB. The Loan Agreements required a $1,000 equity investment by the Company in both Farm Credit Services of America and CoBank. Under the Loan Agreements, the lenders will lend up to $50,000,000. The amount was lowered from the Commitment Letter based upon negotiations with the lenders. The loan proceeds are to partially finance construction of the Superior Plant and to provide funding for working capital purposes. This credit line is available after the required equity has been used for the construction of the Superior Plant.  The loan is comprised of a $40,000,000 amortizing term loan and a $10,000,000 revolving term facility. Superior Ethanol, LLC has paid loan origination fees of $422,000, $2,000 for equity in lenders and $73,410 for other debt issuance fees through the  close of the agreement. Superior Ethanol, LLC has not commenced drawing on this credit facility.

Loan Commitments and Repayment Terms

The Agreement is comprised of a $40,000,000 amortizing term loan and a $10,000,000 revolving term facility. Some of the loan provisions are as follows:

•

Term Loan -The term loan is for $40,000,000. The term loan will be available for advances until December 31, 2007. Principal payments will commence with $1,375,000 due July 20, 2008, and then each quarter thereafter. In addition, any refund of sales tax paid in conjunction with construction of the Superior Plant will be applied as an additional payment to the loan. Subject to adjustment in certain cases, final maturity of the term loan is July 20, 2015 at the latest.  In addition, for fiscal years ending in 2007 and ending with fiscal year 2010, we are also required to make a special payment equal to 75% of the available (if any) free cash flow from operations and provided, however, that if such payments would result in a covenant default under the Loan Agreements, the amount of the payments shall be reduced to an amount which would not result in a covenant default. The free cash flow payments are discontinued when the aggregate total received from such payments exceeds $10,000,000.

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  Revolving loan - The revolving loan is for $10,000,000. The revolving loan will be available for advances and readvances throughout the life of the commitment. Semi-annual $2,500,000 payments on/step-downs of the commitment will commence on the first day of the month beginning approximately six months after repayment of the term loan, and by January 1, 2016 at the latest. The final maturity date is no later than July 1, 2017.

Pricing and fees

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The loans will bear interest at either Agent Base Rate (prime) less 10 basis points to plus 25 basis points or short-term fixed rates at LIBOR (1, 3 or 6 month) +280 to +335 basis points based on fulfilling free cash flow payments and profitable operations.

•

The lenders may, however, allow the Company to elect to pay interest at a fixed interest rate to be determined

•

The Loan Agreement provides for a loan origination fee of $422,000. Origination fees of $185,000 and other fees of $69,910 have been incurred by the Company through February 28, 2007. Superior Ethanol, LLC paid loan origination fees of $237,000, $2,000 for equity in lenders and $3,500 for other debt issuance fees upon closing the Loan Agreements. Superior Ethanol, LLC has not commenced drawing on this credit facility. Additional appraisal, inspecting engineer, and title company insurance and disbursing fees are also at the Company’s expense.

•

There is an annual administrative fee of $35,000 beginning November 1, 2007.

•

An unused commitment fee of ¾% on the $10,000,000 Revolving Term Loan that will commence upon drawing on the loans.

Availability of Advances, Interest Rates and Fees

Advances are subject to satisfaction of specified lending conditions. There can be no assurance that we will remain in compliance with lending conditions. Advances correlate to budget and construction timeline projections, with verification of progress by a third-party engineer.

Security

As security for the loans, the lenders received a first-position lien on all personal property and real estate owned by us and Superior Ethanol, our wholly owned subsidiary, including an assignment of all contracts and rights pertinent to construction and on-going operations of our ethanol plants. The Company will be required to maintain certain financial and non-financial covenants during the term of the loans.

Representations, Warranties and Covenants

The Loan Agreements contain representations, warranties, conditions precedent, affirmative covenants (including financial covenants) and negative covenants. These include, but are not limited to, the following:

•

The Loan Agreements require working capital (current assets over current liabilities in accordance with GAAP consistently applied) of not less than $4,500,000 at the earlier of commencement of operations or by December 31, 2007 and increasing to $5,000,000 at fiscal year ending 2008, and thereafter, except that in determining current assets, any amounts available (less the amount that would be considered a current liability under GAAP if fully advanced) may be included.

•

The Loan Agreements require net worth (total assets over total liabilities in accordance with GAAP consistently applied) of $45,100,000 million, increasing to $48,600,000 at fiscal year ending 2008 and thereafter.

•

The Loan Agreements require Debt Service Coverage Ratio of 1.25 to 1.0 for fiscal year end 2008 and thereafter.  Debt Service Coverage Ratio is defined as (all as calculated for the most current year-end in accordance with GAAP consistently applied): 1) net income (after taxes), plus depreciation and amortization, divided by 2) all current portion of regularly scheduled long term debt for the prior period (previous year end).

•

In addition, dividends or other distributions to shareholders will be limited to 40% of the profit net of income taxes for each fiscal year and may be paid only where we are expected to remain in compliance with all loan covenants, terms and conditions. Furthermore, with respect to the fiscal years ending in 2008 and thereafter, an additional distribution may be made to shareholders in excess of the 40% limit for such fiscal year if we have made the required free cash flow payment for/based on such fiscal year, and will thereafter remain in compliance with all loan covenants, terms and conditions on a pro forma basis net of said potential additional payment. There can be no assurance that we can remain in compliance with all loan covenants

The press release announcing the loan is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Amendment to Construction Contract

In connection with the execution of the Loan Agreements, and at the request of the lenders, the Company entered into an amendment to the design-build agreement (the “Amendment”) between the Company and Agra Industries, Inc., the design-builder for the Superior Plant. The Amendment provides for various contract revisions, including, but not limited to, the following:

•

Delta T Corporation (the “Contractor”) will provide a performance warranty rather than the design-builder;

•

The construction agreement between design-builder and contractor was assigned from Agra Industries, Inc. to the Company (the “Assignment”);

•

Various contract amounts were revised in the Amendment as a result of the Assignment and to satisfy requirements of the lenders;

•

The Company entered into a Construction Management Agreement with Agra so that Agra will manage the Contractor’s services on the project;

•

The amount of the errors and omissions insurance policies were increased;

•

The work to be performed by various subcontractors was required to be bonded; and

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The schedule of values was updated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to Item 1.01, which disclosure is herein incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description

10.1	Master Loan Agreement, dated March 15, 2007
10.2	Construction and Term Loan Supplement, dated March 15, 2007
10.3	Construction and Revolving Term Loan Supplement, dated March 15, 2007
10.4	Administrative Agency Agreement, dated March 15, 2007
10.5	Security Agreement and Real Estate Mortgage, dated March 15, 2007
10.6	Amendment No. 1 to the AIA Document A141-2004 Standard Form of Agreement Between Owner and Design-Builder, dated March 19, 2007
99.1	Press Release, dated March 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2007	GREEN PLAINS RENEWABLE ENERGY, INC. By: /s/ Wayne B. Hoovestol Wayne B. Hoovestol CEO (Principal Executive Officer)

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